Exhibit 23.4



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated April 12, 1996 (except for certain disclosures presented in Footnote 1, as to which the date is August 1, 1996) on our audits of (i) the statements of assets to be sold and related statements of vessel operations of Seal Fleet, Inc. and Subsidiaries and (ii) the combined statements of vessel operations of Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd. appearing in the registration statement on Form S-1 (File No. 33-78166) of Hvide Marine Incorporated.



PANNELL KERR FORSTER OF TEXAS, P.C.
Houston, Texas
January 7, 1997